plc

Aon plc
200 East Randolph Street
Chicago, IL 60601

To:	Citibank International PLC Citi Group Centre, Maildrop 0565, 5th Floor, 25 Canada Square, Canary Wharf, London E14 5LB
as Agent under the Facility Agreement
(as defined below) and on behalf of the
Finance Parties under the Facility Agreement
11 April 2013
Dear Sirs,
Aon PLC Waiver and Amendment Request Letter
1.BACKGROUND
1.1    We refer to the facility agreement dated 15 October 2010 (as amended on 18 July 2011 and as further amended and restated pursuant to the Amendment and Restatement Agreement dated 30 March 2012, and as further amended from time to time) between, among others, Aon PLC and certain of its Subsidiaries, Citigroup Global Markets Limited, ING Bank N.V. and Barclays Capital as the Arrangers and Citibank International plc as agent (the Agent) (the Facility Agreement).
1.2    Terms defined in the Facility Agreement have the same meanings in this letter, unless the context otherwise requires. The provisions of Clause 1.2 (Construction) of the Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.
1.3    We are writing to you in our capacity as the Company under the Facility Agreement to apply for the consent of the Agent (acting on the instructions of all the Lenders) to the following request.
2.WAIVER AND AMENDMENT REQUEST
2.1    Accordingly, in accordance with Clause 35 (Amendments and waivers) of the Facility Agreement, we request that you seek the consent of all the Lenders to the amendment of the following provisions of the Facility Agreement as soon as possible and in any event by no later than 5.00 p.m. on 22 April 2013:

(a)	Clause 25.2 (Additional Borrowers) shall be amended so that it reads:
“(a) Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.10 ("Know your customer" checks), the Company may request that itself or any

Aon plc
Registered office:	8 Devonshire Square	London EC2M 4PL
Registered in England and Wales, No. 7876075

of its wholly-owned Subsidiaries becomes an Additional Borrower. The Company or that Subsidiary (as applicable) shall become an Additional Borrower if:
(i) in relation to any Subsidiary not incorporated in England and Wales, France, Italy, the Netherlands, Germany or the Grand Duchy of Luxembourg, all the Lenders approve the addition of that Subsidiary (such approval not to be unreasonably withheld);
(ii) the Company delivers to the Agent a duly completed and executed Accession Letter;
(iii) the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and
(iv) the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.
(b) The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).
(c) Upon becoming an Additional Borrower the Company or that Subsidiary (as applicable) shall make any filings (and provide copies of such filings) as required by paragraphs (n)(ii) and (p) of Clause 13.2 (Tax gross-up) and paragraph (b) of Clause 13.7 (HMRC DT Treaty Passport scheme confirmation) in accordance with those paragraphs.”
3.CONSENT
By your countersignature of this letter, you confirm that the waivers and amendment requested in this letter have been given by all the Lenders.
4.MISCELLANEOUS
4.1    Save as expressly set out in this letter:

(a)	the Finance Documents remain in full force and effect; and

(b)
nothing in this letter shall constitute or be construed as a waiver or compromise of any other term or condition of the Finance Documents or any of the Finance Parties rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect.

4.2    This letter is a Finance Document for the purposes of the Facility Agreement. With effect from the date hereof, this letter and the Facility Agreement shall be read and construed as one document.
4.3    This letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same letter. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.
4.4    This letter and any non-contractual obligations arising out of or in relation to this letter are governed by English law.

4.5    The provisions of Clauses 31 (Notices), 33 (Partial Invalidity), 39 (Governing law) and 40 (Enforcement) of the Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.
Please sign and return to us a counterpart of this letter in order to indicate your agreement to its terms.
Yours faithfully

/s/ Paul Hagy
__________________________________
for and on behalf of
Aon PLC

We acknowledge and agree to the terms of this letter

/s/ Jeremy Hayes
__________________________________
for and on behalf of
Citibank International PLC
as Agent and on behalf of the
Finance Parties (each as defined in the Facility Agreement)
(acting on the instructions of all the Lenders
pursuant to Clause 35 (Amendments and waivers) of the Facility Agreement)